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                                  EXHIBIT 23.2

                        CONSENT OF KPMG PEAT MARWICK LLP



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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Aames Financial Corporation:

          We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-8 of Aames Financial Corporation ("AFC") regarding the 1997 Stock Option Plan, the 1997 Non-Qualified Stock Option Plan and the Stock Option Agreement between Aames Financial Corporation and David A. Sklar, of our report dated August 16, 1996 and the related statements of operations, changes in stockholders' equity and cash flows for the period January 1, 1996 through June 30, 1996 and the period August 24, 1995 (inception) through December 31, 1995, which report appears in the June 30, 1997 annual report on Form 10-K of AFC.


/s/ KPMG Peat Marwick LLP

Orange County, California
June 22, 1998